Exhibit 99.1

Fox News Interview

CEO Devin Nunes – Sunday Morning Futures with Maria Bartiromo – April 2024

MARIA BARTIROMO: Devin Nunes, Devin, it's great to have you this morning. Thanks very much for being here.

DEVIN NUNES: Always a pleasure, Maria.

MARIA BARTIROMO: I was looking at the filing to the Securities and Exchange Commission and the loss. When would you expect this company to turn profitable?

DEVIN NUNES: Well, look, it's important to remember, Maria, that those numbers are based on what was the longest IPO in history. So we were overregulated. So if you actually look at the cost that we built through social our beachhead against Big Tech, an impenetrable beachhead that everybody said couldn't be done without using big tech companies, that was built for a fraction of what many of these big tech dinosaur companies were built for. So even if you take the ridiculous cost that it took us to get to this point, we are well positioned. Why are we well positioned? Because we have no debt. We're coming out of this with no debt. A platform that works really, really well, that communicates to millions of people. And then we have $200 million in the bank. So as you as you move forward here, we're looking at the entire ecosystem. What does it take to make sure that we protect people in the United States and around the globe from these tyrants of big tech who want to silence them? So we're looking at the whole ecosystem, whether that's through acquiring technology, whether that's through building technology. Those are all the issues that we're that we're focused on and including, you know, making sure that we're dealing with like a three year plan here where we can go out and and put this whole company together where we're not relying on big tech. There's never been a company like this, and we're really the only game in town that can accomplish this. And Maria, you know, you talk about something that's amazing. I think this is the most amazing part about our company, the retail investors. So when we went out to get this merger, we had it. It took a while. One of the reasons, not just the regulation, but we had almost 400,000 people, retail shareholders who had invested in this company. Now guess what's happened over the last couple of weeks, we think we've added over 200,000 new retail investors. I would say there's not another company out there that has retail investors like this.

MARIA BARTIROMO: Okay. I want to. I want to take a short break. I want to ask you if your audience is growing and what the business model is. Is it advertising or, as you say, building out the ecosystem. Stay with us. We've got more with Trump Media CEO Devin Nunez when we come right back.

MARIA BARTIROMO: Welcome back. And I am back with former chairman of the House Intelligence Committee, Congressman Devin Nunes, now the CEO of Trump Media. Devin, you were just talking about the activity on the platform, Truth Social. Tell us more about that activity. Is it is it just about elections, the conversation or is it broader than that? What can you tell us about the users of Truth Social right now, and how they compared to your competition on Instagram and Facebook and Twitter?

Exhibit 99.1
DEVIN NUNES: Well, you know, look, it's you know, we're the only game in town. I mean, obviously those companies have been around for, you know, a decade, two decades, sometimes longer. And, you know, after that we're the next big game in town, and we're the only one that's going to be able to compete with them. So as you'll remember, one of the things we set out to do when we built True Social was we looked at what's the best of Facebook, what's the best of Instagram, what's the best TikTok? What's the best Twitter? How do we put it into one app? Well, now we're doing something. Have been testing something that no one's done. And that is how do you give a home? To cancel channels? To cancel documentaries? How do you put streaming into our app? That's something that we're testing. We have tens of thousands of people that are actually now using it. And Maria, what we're actually looking at is, you know, people are cutting the cord. So you have these legacy big, big companies, cable companies, satellite companies, etc.. So how do we take the best of, say, a Netflix and Xfinity a sling? And how do you put that integrated into our app, where ultimately it can also be used to cut the cord as people want to get to more family friendly, pro-American type of content. That's what we're going to provide. Now, look, we're a home for everything. We're a home for everybody. Which is why it's not just President Trump, one of the most iconic brands in the last 100 years. I mean, that's a big reason why, you know, we know that we're popular, but at the same time, we're building quality technology that works and is unbreakable.

MARIA BARTIROMO: Devin, before you go real quick on China. How worried are you about TikTok, the misinformation campaign, as the CCP tries to infiltrate and get involved in our election in November.

DEVIN NUNES: Well, look, it's about 100% chance. And it always happens. And it's happened forever. I mean, it's, you know, Russia's done it. China. I remember in the old Russia thing, it's like, okay. Yeah, the Russians do something. Yeah. The Chinese are going to do something. But don't forget, probably the worst is the Democrats who control Facebook and Instagram and the other censoring conservative thought.

MARIA BARTIROMO: Okay, we'll leave it there. Devin, great to have you this morning. Trump media CEO Devin Nunes. That'll do it for us. Have a great Saturday everybody I'll see you tomorrow morning.